EXHIBIT 99.1




FOR IMMEDIATE RELEASE                           CONTACT:
---------------------

WEDNESDAY, NOVEMBER 3, 2004                     JOHN F. REBELE
                                                SENIOR VICE PRESIDENT
                                                AND CHIEF FINANCIAL OFFICER
                                                BUILDING MATERIALS CORPORATION
                                                OF AMERICA
                                                (973) 628-4038


               BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
               ---------------------------------------------------
                         THIRD QUARTER OPERATING RESULTS
                         -------------------------------


         Building Materials Corporation of America ("BMCA" or "the Company") announced today third quarter of 2004 net income of $17.1 million compared to net income of $21.6 million in the third quarter of 2003, with the decrease primarily attributable to lower operating income together with higher interest expense and higher other expenses.

         Operating income in the third quarter of 2004 was $47.4 million compared to a record $49.7 million in the third quarter of 2003. Operating income in the third quarter of 2004 was lower primarily due to higher raw material costs, including asphalt, and higher selling, general and administrative expenses primarily resulting from higher transportation costs, principally due to a rise in fuel costs. These higher operating costs were partially offset by higher selling prices during the quarter through a price increase implemented late in the third quarter of 2004.


                                 - continued -

         Net sales for the third quarter of 2004 reached a record $468.7 million, an increase over third quarter of 2003 net sales of $459.9 million, with the increase primarily due to higher average selling prices of both residential and commercial roofing products together with higher unit volumes of commercial roofing products.

         Interest expense for the third quarter of 2004 increased to $18.2 million from $15.2 million for the same period in 2003. The increase in interest expense for the third quarter of 2004 is primarily due to the issuance, in July 2004, of $200 million 7 3/4% senior notes due 2014, partially offset by the redemption of the Company's $100 million 8 5/8% senior notes due 2006 and a reduction in the amount outstanding under the Company's senior secured revolving credit facility. In connection with entering into this financing transaction, the Company recorded additional interest expense of approximately $2.2 million representing the write-off of deferred financing costs of the $100 million
8 5/8% senior notes, the premium paid to exercise the call of the 2006 senior notes and other interest related expenses. Other expense, net was $2.0 million for the third quarter of 2004 compared with $0.8 million for the same period in 2003.

                   FIRST NINE MONTHS RECORD OPERATING RESULTS
                   ------------------------------------------

         For the first nine months of 2004, BMCA announced record net income of $46.5 million compared with net income of $45.3 million for the first nine months of 2003. Net income for the first nine months of 2003 included a $3.7 million after-tax ($5.7 million pre-tax) gain from the sale of property in Ontario, California. Net income for the first nine months of 2004 was a record $46.5 million compared to $41.6 million for the first nine months of 2003, after excluding the gain on the sale of the Ontario property (see attached reconciliation of non-GAAP financial measures), with the increase in the first nine months of 2004 primarily attributable to higher operating income together with slightly lower other expenses, partially offset by higher interest expense.


                                 - continued -

         Operating income for the first nine months of 2004 was a record $125.6 million compared to $112.7 million for the first nine months of 2003, excluding the $5.7 million gain on sale of the Ontario property (see attached reconciliation of non-GAAP financial measures). Operating income for the first nine months of 2004 was positively affected by record net sales primarily resulting from higher unit volumes and higher average selling prices. Partially offsetting these improvements were higher raw material costs, including asphalt, and higher selling, general and administrative expenses due to higher volume related distribution and selling costs, and higher transportation costs, principally due to a rise in fuel costs.

         Net sales for the first nine months of 2004 reached a record $1,312.3 million, an 8.5% increase over the first nine months of 2003 net sales of $1,209.1 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.

         Interest expense for the first nine months of 2004 increased to $46.9 million from $42.5 million for the same period in 2003, primarily due to higher average borrowings due to the issuance, in July 2004, of $200 million 7 3/4% senior notes due 2014, partially offset by the redemption of the Company's $100 million 8 5/8% senior notes due 2006 and a reduction in the amount outstanding under the Company's senior secured revolving credit facility.


                                 - continued -

In connection with entering into this financing transaction, the Company recorded additional interest expense of approximately $2.2 million representing the write-off of deferred financing costs of the $100 million 8 5/8% senior notes, the premium paid to exercise the call of the 2006 senior notes and other interest related expenses. Partially offsetting the higher average borrowings was a lower average interest rate. Other expense, net was $4.6 million for the first nine months of 2004 compared with $5.1 million for the same period in 2003.

                                  OTHER MATTERS
                                  -------------

         At October 3, 2004, long-term debt including current maturities was $677.6 million, including $31.0 million outstanding under the Company's senior secured revolving credit facility.

         Under the terms and conditions of the $200 million 7 3/4% senior notes due 2014, on October 7, 2004, BMCA filed a registration statement with the Securities and Exchange Commission on Form S-4 to register the notes.

                                     * * * *


         Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., with annual sales in 2003 exceeding $1.6 billion, and is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

         This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.

                    BUILDING MATERIALS CORPORATION OF AMERICA
                       SALES AND EARNINGS DATA (UNAUDITED)
                              (DOLLARS IN MILLIONS)


---------------------------------------------------------------------------------------------------------------------------
                                                        THIRD QUARTER ENDED                    NINE MONTHS ENDED
                                                        -------------------                    -----------------
                                                 OCT. 3, 2004       SEPT. 28, 2003      OCT. 3, 2004        SEPT. 28, 2003
                                                 ------------       --------------      ------------        --------------

Net sales                                          $ 468.7             $ 459.9            $1,312.3           $ 1,209.1

Costs and expenses, net: (1)
   Cost of products sold                             319.4               318.9               900.2               849.6
   Selling, general and administrative               101.9                91.3               286.5               246.8
   Gain on sale of assets                                -                   -                   -                (5.7)
                                                  ---------           ---------           ---------           ---------

Total costs and expenses, net                        421.3               410.2             1,186.7             1,090.7
                                                  ---------           ---------           ---------           ---------

Operating income                                      47.4                49.7               125.6               118.4

Interest expense                                     (18.2)              (15.2)              (46.9)              (42.5)
Other expense, net                                    (2.0)               (0.8)               (4.6)               (5.1)
                                                  ---------           ---------           ---------           ---------
Income before income taxes                            27.2                33.7                74.1                70.8

Income tax provision                                 (10.1)              (12.1)              (27.6)              (25.5)
                                                  ---------           ---------           ---------           ---------

Net income                                        $   17.1            $   21.6            $   46.5            $   45.3
                                                  =========           =========           =========           =========
---------------------------------------------------------------------------------------------------------------------------

(1) For the three and nine month periods ended October 3, 2004 and September 28, 2003, depreciation and amortization amounted to $11.8, $10.4, $33.8 and $30.7 million, respectively.

                    BUILDING MATERIALS CORPORATION OF AMERICA
                SALES AND EARNINGS DATA (UNAUDITED) - (CONTINUED)
                              (DOLLARS IN MILLIONS)


---------------------------------------------------------------------------------------------------------------------------
                                                    THIRD QUARTER ENDED                       NINE MONTHS ENDED
                                                    -------------------                       -----------------

                                                 OCT. 3, 2004       SEPT. 28, 2003      OCT. 3, 2004        SEPT. 28, 2003
                                                 ------------       --------------      ------------        --------------

Reconciliation of Non-GAAP
to GAAP financial measure:  (1)

Net income, as adjusted                           $   17.1            $   21.6            $   46.5            $   41.6
Non-GAAP adjustment:
   Gain on sale of assets  (2)                           -                   -                   -                 3.7
                                                  ---------           ---------           ---------           ---------

Net income, per GAAP                              $   17.1            $   21.6            $   46.5            $   45.3
                                                  =========           =========           =========           =========

Operating income, as adjusted                     $   47.4            $   49.7            $  125.6            $  112.7
Non-GAAP adjustment:
    Gain on sale of assets                               -                   -                   -                 5.7
                                                  ---------           ---------           ---------           ---------

Operating income, per GAAP                        $   47.4            $   49.7            $  125.6            $  118.4
                                                  =========           =========           =========           =========

---------------------------------------------------------------------------------------------------------------------------

(1) As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. The Company uses non-GAAP financial measures to eliminate the effect of other operating gains and losses on reported operating income and net income. Management believes that these financial measures are useful to investors and financial institutions because such measures exclude transactions that are unusual due to their nature or infrequency and therefore allow investors and financial institutions to more readily compare the Company's performance from period to period. Management uses this information in monitoring and evaluating the Company's operating performance.

(2) The non-GAAP adjustment for the nine-month period ended September 28, 2003 is prepared on an after-tax basis using a 36% effective tax rate.